Exhibit 10.1
Immutable X Protocol Services and License Agreement

1.    Important Information
1.1    This is a legally binding agreement between GME Entertainment, LLC, a Delaware limited liability company (‘Licensee’, ‘you,’ ‘your’) and Immutable X Pty Ltd ACN 644 717 840 (“Immutable X”, “Immutable”, “us”), an Australian company (the “Agreement”). Licensee and Immutable, each a “Party” and, collectively, the “Parties.” This Agreement governs the use by Licensee of the Protocol (as defined in Section 16.2.

1.2    The parties each agree to do, or cause to be done, the obligations set out in Exhibit C in accordance with the terms of this Agreement.
1.3    The Licensee’s continued use of any part of the Protocol shall constitute your acknowledgement and agreement to the terms of this agreement.
2.    Protocol License
2.1    Subject to the terms and restrictions set forth in this agreement, Immutable hereby grants to the Licensee a worldwide, non-exclusive, revocable, non-transferable, royalty-free License to use the Immutable X Materials (including the Protocol) only for the Permitted Purpose (hereafter, the “License”). The Licensee may grant sublicenses to the rights granted in this Agreement to it to its affiliates and contractors solely to support the Permitted Purposes and such sublicensees.
3.    Brand Asset License and Immutable Intellectual Property
3.1    Subject to the terms and restrictions set forth in this agreement, Immutable hereby grants to the Licensee a worldwide, nonexclusive, non-transferable, royalty-free License to use the Brand Assets in connection with the Permitted Purpose for the Term (the “Brand Asset License”) for the Permitted Purpose provided always that:
(a) any use of the Brand Assets by the Licensee is always using only the published colors and logo style notified from time to time by Immutable, and such notification will be via email and the Licensee may only exercise the Brand Asset License upon Immutable’s prior written approval in each instance;
(b) any goodwill derived from the Licensee’s use of the Brand Assets shall inure to the benefit of Immutable and if requested, the Licensee must execute such documents as are reasonably required by Immutable to confirm assignment of such goodwill;
(c) the Licensee shall not do, or omit to do, anything which may weaken, damage or be detrimental to the Brand Assets or the reputation or goodwill associated with the Brand Assets, or that may invalidate or diminish the validity of any trademark within the Brand Assets, in each case, in any material respect;

(d) the Licensee shall not apply for, or obtain, whether directly or indirectly, registration of any trade or service mark, trade name or domain name in any country anywhere in the world which contains the words forming part of the Brand Assets, or which Immutable, acting reasonably, considers is confusingly similar to the Brand Assets; and
(e) if the Licensee becomes aware of any actual, suspected or threatened infringement of any Brand Assets, or any claim that the Brand Assets are infringing a third party’s Intellectual Property rights, the Licensee must promptly inform Immutable.
3.2    The Licensee may grant sublicenses to the rights granted in this Agreement to it to its affiliates and contractors solely to support the Permitted Purposes, and such sublicensees will be bound by the terms of this Agreement.
3.3.    The Licensee acknowledges that, as between the Licensee and Immutable, Immutable owns all right, title, and interest, including all intellectual property rights, in and to the Protocol and the Immutable X Materials.
4.    Licensee Brand Assets License and Licensee Intellectual Property
4.1    The Licensee hereby grants to Immutable a worldwide, nonexclusive, non-transferable, royalty-free License to use the Licensee Brand Assets for the sole purposes of the publishing an announcement, press release or other statement or materials of the Licensee’s collaboration with Immutable (the “Licensee Brand Asset License”). Immutable may identify Licensee as a customer to Immutable's other potential customers or investors. Immutable may only exercise the Licensee Brand Asset License upon Licensee’s prior written approval in each instance.
4.2    The Licensee hereby warrants that it has the necessary rights to use and to grant the Licensee Brand Asset License.
4.3    Immutable acknowledges that, as between Immutable and the Licensee, the Licensee owns all right, title, and interest, including all intellectual property rights, in and to the Licensee Data and the content, systems, and other aspects of Licensee’s platform, systems, and offerings. Licensee hereby grants to Immutable a non-exclusive, royalty-free, revocable worldwide license during the Term to reproduce, distribute and otherwise use and display the Licensee Data and perform all other acts with respect to the Licensee Data and any data provided by end users solely as may be necessary for Immutable to provide the Protocol to the Licensee.
4.4    Feedback. The Licensee acknowledges that it does not have any obligation to provide any ideas, suggestions or recommendations to Immutable regarding the Protocol (“Feedback”).
5.    License Restrictions and Licensee’s Obligations
5.1    Licenses are conditional.
Other than to the extent expressly permitted in this agreement, or if express written authorization is provided by Immutable, the License and Brand Assets License are conditional upon the Licensee’s material adherence to all of the obligations of the Licensee set out in this agreement; provided, however, that Immutable may not suspend or terminate such licenses except as expressly provided in Section 7.2.
5.2    Licensee’s Obligations.
The Licensee must:
(a) only access the Protocol by such means as are notified via email to the Licensee by Immutable from time to time and in no other manner;
(b) ensure that its systems and network connections meet the minimum requirements necessary to support the access and use of the Protocol., as required by Immutable, from time to time and published online. Immutable will consult with the Licensee prior to making any material changes to the minimum requirements.
(c) Licensee acknowledges that it is a wholly-owned subsidiary of GameStop Corp., a publicly traded company listed on the New York Stock Exchange.  To the extent any change of control occurs that results in Licensee no longer being a wholly-owned subsidiary of a publicly traded U.S. company, Licensee must, upon written request of Immutable, identify itself and its beneficial owners to Immutable and must not hide its identity;
(d) ensure that: (a) any employees, affiliates or contractors who use the Protocol comply with the terms of this Agreement; and (b) any End Users engaging with the Licensee’s Platform and/or any NFTs offered in connection with the Protocol are subject to terms and conditions which are consistent with the terms of this agreement;
(e) To the extent any anti-money laundering/counter terrorism financing (AML/CTF) or know-your-customer (KYC) procedures are required by Applicable Law, the Licensee must keep copies of any information required to be kept under those procedures for a period as required by Applicable Law and provide copies of such information as required by Immutable to comply with any legal obligations upon request and at Immutable’s cost.
(f) include in the Licensee’s End User License Agreement (EULA) (or similar documents) terms and conditions substantially meeting those requirements set out at Section 5.3 to this agreement;
(g) remain responsible at all times for ensuring the legality, reliability, integrity, accuracy and quality of any Licensee Data.  The Licensee is solely responsible for maintaining adequate security and protection of all Licensee Data transmitted to the Protocol, which may include encryption to protect the Licensee Data from unauthorized access as well as keeping any backup of Licensee Data and securing consent from End Users to the sharing of the Licensee Data;
h) ensure that the Licensee Data does not include any personally identifiable or confidential End User information, including private keys, usernames, passwords, or bank account details;(i) notify Immutable of any material investigation relating to Immutable during the term, and of any material problems, defects, bugs or errors encountered with the Protocol.
5.3    Limitations on use of the Protocol.
The Licensee must not use the Protocol in any way which, and must cause all End Users to agree to not use the Protocol via the Licensee’s Platform in any way which; provided that Licensee shall not have the obligations to moderate any End User’s use of the Protocol:
(a) is beyond the Permitted Purpose;
(b) seeks to pre-fetch, cache, index, copy, re-utilize, extract, incorporate, store (including in a database) or otherwise utilize any of the Protocol in a way which would effectively circumvent the Protocol or any automated Fee calculation or collection, to take steps which would exposes the Immutable X Materials to any viruses or other harmful program;
(c) would have the effect of reselling the services and functions which the Protocol provide other than as permitted via this agreement;
(d) seeks to compromise, break or circumvent any technical processes or security associated with the Protocol;
(e) is intended to be, or is part of, an effort to build a similar product or a competitive product to the Protocol;
(f) publishes or seeks to disseminate any defamatory material;
(g) promotes discrimination or is, in the reasonable opinion of Immutable, misleading or promotes misinformation;
(h) infringes the intellectual property rights of another person, or which infringes any rights in the Brand Assets or permits any infringement of rights by an End User of the Brand Assets;
(e) breaches any legal duty owed to a third party;
(f) knowingly promotes illegal activity;
(g) is threatening or abusive;
(l) gives the impression that the End User’s conduct originates from Immutable or is approved by Immutable; or
(h) intentionally breaches any Applicable Law.

5.4    Warranties.
The Licensee warrants:
(a) it is sufficiently experienced and educated to make decisions regarding the use of NFTs via the Protocol, including sufficient experience in dealing with and storing NFTs and operating digital assets / crypto assets and blockchain systems and smart contracts generally;
(b) that it has all necessary experience, resources, certificates, Licenses, permits and approvals to use NFTs for the Permitted Purpose, and to meet all other obligations under and in accordance with this agreement and material comply with Applicable Laws (on the understanding that Applicable Laws related to cryptocurrency are evolving and uncertain, and the parties agree that attempts at compliance require adoption of risk-based approaches to compliance);
(c) that in operating any Platform it will contractually prohibit market manipulation by End Users including dummy bidding and wash trading;
6.    Service Levels; Support; Updates and Upgrades.
6.1    Service Levels.
Subject to the terms and conditions of this Agreement, Immutable shall use commercially reasonable efforts to make the Services available in accordance with the service levels set out in Exhibit B.
6.2    Support.
Immutable shall provide Licensee with technical support for the Services, including support with integration and by being otherwise available to answer Licensee’s questions about the Services from time to time during the Term. Technical support for the Services, above and beyond what is provided by Immutable as defined in Exhibit C, will be at the Licensee’s cost. Scope and cost for the technical support will be mutually agreed upon by both parties.
6.3    Updates and Upgrades.
Immutable shall use commercially reasonable efforts to promptly provide Licensee with prior written notice of any material improvements or other updates or upgrades to the Services, including details of the changes, to enable Licensee to make necessary changes to continue its use of the Protocol. If such updates or upgrades will have a material adverse impact on Licensee’s ability to use the Services, Immutable shall provide Licensee with at least fifteen (15) days’ prior written notice of such updates or upgrades
7.     Term and Termination
7.1    Commencement.

This Agreement commences on the date each party has signed and continues for a period of two years therefrom (the “Initial Term”).  After the Initial Term this Agreement shall continue until either the Licensee ceases using the Protocol, or this Agreement is terminated.
7.2    Suspension or Termination.
(a) Either Party may terminate this Agreement for cause (i) upon written notice if a material breach remains uncured thirty (30) days after written notice of the breach, or (ii) if the other Party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors.

7.3    Effect of Termination.
(a) Any termination (howsoever occasioned) shall not affect any accrued rights or liabilities of either party, nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.
(b) On termination, for any reason:
(1) The Brand Asset License and the Licensee Brand Asset License are automatically revoked; and
(2) The Licensee shall cease using the Protocol and shall promptly delete and destroy any copies of the Immutable X Materials then in its possession; and
(3) Any NFTs minted and sold remain the property of the owners of those NFTs at the time of termination, and such owners will be entitled to continue to use and enjoy such NFTs.
(4) For a period of ninety (90) days after the conclusion of the Transition Period, Immutable will make available to Licensee for download the Licensee Confidential Information maintained by Immutable in a format reasonably acceptable to Licensee. At the end of such period, or earlier if requested by Licensee, Immutable shall, unless legally prohibited, delete all Licensee Confidential Information retained by Immutable and certify destruction of the same in writing. Upon termination or expiration of this Agreement, Licensee will securely destroy (at the Immutable’s election) all Immutable’s Confidential Information then in its possession.
(5) Upon any termination or expiration of the Term, with respect to the License and the Brand Asset License for any reason (each such terminated license, a “Terminated License”), Licensee shall have the right and option (exercisable at its own discretion) to continue to access and use such Terminated License (subject to the terms of this Agreement) for up to ninety (90) days following the effective date of termination (“Transition Period”) to transition to a substitute product or service. Licensee will continue to pay fees for such Terminated License at fees set forth in this Agreement for any portion of the Transition Period that Licensee opts to use. During the Transition Period, Immutable shall provide all reasonable assistance and cooperation as requested by Licensee, including without limitation by transferring copies of all Licensee Confidential Information and Licensee Data stored within the Terminated License, in order to facilitate an orderly wind-down and transition.
7.5    Survival. The following Sections shall survive termination or expiration of this agreement for any reason: Section 7.5, Section 11, Section 12, and Section 15.
8.    Fees
8.1    The Licensee agrees to pay the Primary Sales Fee and the Trading Fee. The Licensee will not be responsible for paying any other fees to Immutable or any other party for transactions occurring off Licensee’s Platform. as set forth in Exhibit A.
8.2    Fees will be denominated in USD at the time of the transaction for the purposes of accounting and any invoicing. Should the transaction currency at clause 8.1 not be USD, the Fees will be calculated by using the relevant current market exchange rate as determined by Immutable in accordance with customary industry standards.
8.3    [Reserved.]
8.4    Fees will be automatically collected by the Protocol for trades of NFTs executed using the Protocol and paid to the party entitled to receive that payment (being the Licensee for Licensee Fees, Immutable for Primary Sales Fees and Trading Fees, and sellers of NFTs for any sale proceeds) . Immutable will make available to the Licensee a dashboard showing information relating to the calculation of the Fees as reasonably required by the Licensee. Immutable will remain solely responsible for and liable to the Licensee for errors or failures in the Protocol which cause a failure in payment of any amount due to the Licensee.
8.5    Audit Rights.
At Licensee’s reasonable request and only in connection with determining the accuracy of the Fees, Immutable must make available their records to a third-party auditor agreed upon by the parties (“Auditor”) within 21 days of a request being made, for the purposes of the Auditor reviewing Immutable’s records to verify that the Fees have been accurately calculated and paid.  Immutable must provide all assistance and accommodation at their own cost to the Auditor in each instance. If, as a result of the audit, an underpayment of Fees is identified by the Auditor exceeding 10% of the fees due in an applicable period, then Immutable shall immediately pay the underpayment and the costs of the audit

(including the Auditor’s fees) save that the parties agree that the blockchain record of transactions shall be determinative.

8.6    Immutable reserves the right to change the Primary Sales Fee or the Trading Fees as set out in Exhibit A.
9.    NFT Minting
9.1    No transfer of Intellectual Property.
Any NFT which is minted by the Licensee using the Protocol will remain the property of the Licensee or their End User (if the Licensee permits End Users to mint NFTs) and nothing in this agreement will transfer, or is intended to transfer, any Intellectual Property rights in any NFT to Immutable.
9.2    Private Keys
Immutable will not have access to, or keep any copies of any Private Key in respect of any NFT minted using the Protocol, nor will Immutable have any title or interest in the NFTs which are listed, minted or traded by the Licensee using the Protocol other than the right to the Fees set out in this agreement.
9.3    Licensee’s acknowledgements.
The Licensee acknowledges and agrees that:
(a) [Reserved].
(b) Immutable does not represent that any NFT minted using the Protocol is capable of being restricted to any particular platform; and
(c) Immutable makes no representation or promise as to any value (or lack thereof) in any NFT minted using the Protocol.
10.    Immutable X’s obligations
10.1    Availability of Protocol and Disaster Recovery.
For so long as Immutable maintains the Protocol, it will undertake best efforts to ensure the Protocol is available, including hosting any part of the Protocol which requires hosting and maintaining a commercially reasonable disaster recovery plan (DRP), regularly test such plan, and implement such plan, however, except as provided in Exhibit B, neither Immutable, nor any of its Personnel, will be liable for any times at which the Protocol is not accessible including if this is due to factors outside of Immutable X’s reasonable control.

10.3    [Reserved].

11.    Limitation of liability and release; Insurance
11.1    Except as set forth below, Protocol provided “as is”.
The Immutable X Materials, including the APIs, SDKs and Back-End Infrastructure, are provided “AS IS”.
All data, materials, performance, and other items provided by Licensee are “AS IS”.
11.2    Representations and Warranties.
(a) Mutual Warranties. Each Party represents and warrants that (a) it has the legal right, power, and authority to enter into this Agreement and make the grants of rights hereunder , and (b) its performance of this Agreement will not conflict with any obligations it has to third parties.
(b) Immutable Warranties. Immutable warrants that (a) the Protocol will, to the best of Immutable’s knowledge, materially comply with all Applicable Laws; (b) it, the Protocol and Technical Services and Licensee’s use of the Protocol and the Immutable Materials in accordance with this Agreement does not misappropriate, infringe or violate any intellectual property or other right of any third party; (c) Immutable shall promptly take reasonable steps to repair any reported material errors in the Protocol; and (d) Immutable will not negligently, recklessly, or intentionally introduce into the Protocol or Licensee systems any malicious code. In addition, Immutable represents and warrants that (i) To the best of Immutable’s knowledge, Immutable has complied and will during the Term comply with all Applicable Law. Immutable warrants that (a) the Services will conform to the service levels set forth in Exhibit B when accessed and used in accordance with the Immutable Materials and will operate without material error, and (b) the Protocol functionality and Services will not be materially decreased during the Term. Immutable warrants that, to the extent necessary to enable it to comply with all of its obligations under this agreement, it will employ suitable trained and experienced personnel.

11.3 Disclaimers
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, EACH PARTY HEREBY DISCLAIMS ALL (AND HAVE NOT AUTHORIZED ANYONE TO MAKE ANY) WARRANTIES RELATING TO THE PROTOCOL AND TECHNICAL SERVICES, IN THE CASE OF IMMUTABLE, AND LICENSEE CONFIDENTIAL INFORMATION, IN THE CASE OF LICENSEE OR OTHER SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IMMUTABLE MAKES NO WARRANTY REGARDING ANY THIRD-PARTY SERVICE WITH WHICH THE SERVICE MAY INTEROPERATE.
11.4    End User Release.
The Licensee must procure that all of its End Users agree to terms that state that Immutable and its Personnel, and Immutable’s suppliers and contractors and their Personnel do not assume any liability or responsibility whatsoever relating to their End User’s use of the Protocol, including in respect of trading NFTs via the Protocol, including for any loss of an NFT Asset, digital assets or tokens, and including in respect of any loss of profit, loss of revenue, loss of opportunities or loss of use, whether due to security breach or cyber-attack, or electronic or technological failure, registration errors or for any other reason)
11.5    Limitation of liability.
EXCEPT FOR A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, DAMAGES ARISING FROM BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, IMMUTABLE X’s SUSPENSION OR TERMINATION OF SERVICES EXCEPT AS PERMITTED BY THIS AGREEMENT AND EACH PARTY’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY, EXCEED THE GREATER OF: $5,000,000. This Section will also not limit Immutable’s obligations to remedy payment errors under Sections 8.4(a) .
Exclusion of Consequential and Related Damages. OTHER THAN LIABILITY FOR PERSONAL INJURY, DEATH OR BREACH OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER LICENSEE, IMMUTABLE, NOR IMMUTABLE’S SUPPLIERS, SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY (A) FOR ERROR OR INTERRUPTION OF USE, LOSS OR INACCURACY OR CORRUPTION OF DATA, (B) FOR COST OF PROCUREMENT OF SUBSTITUTE SERVICES, RIGHTS, OR TECHNOLOGY, (C) FOR ANY LOST PROFITS OR REVENUES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
11.6     Insurance
(a)Insurance.  Immutable will, during the term of this Agreement and for a period of two years thereafter, maintain insurance in such amounts and with such types of coverage as is usual and customary for a sophisticated, prudent company in Immutable’s industry and, in any event, to include, at the minimum, Public & Products Liability in the sum of AUD$20,000,000 and Management Liability Insurance with coverage for data breaches in a sum of not less than $1,000,000.  Immutable will provide Licensee with current and valid certificates of insurance evidencing its compliance with this Section 11 upon request.
12.    Indemnity

12.1    Mutual Indemnity. Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party, their respective Affiliates, and their respective employees, officers, directors, and other representatives (collectively, the “Indemnified Party”) from and against any and all losses, costs, expenses (including reasonable fees and expenses for attorneys, experts, and consultants, and interest), penalties, fines, judgments, settlements, damages (of all types including special damages), or liabilities, including legal fees, costs, and expenses (collectively “Losses”), suffered or incurred by any of them in connection with any claim, cause of action, or other legal assertion, brought or threatened to be brought in a legal proceeding by a third party (who is not an Affiliate of the Indemnified Party), or any investigation, examination, or proceeding of a governmental agency (each a “Claim”), where such Claim is based on allegations of a breach of the Indemnifying Party’s representations and warranties under the Agreement, gross negligence, or wilful misconduct.
(a)The Indemnified Party will give prompt notice of any Claims to the Indemnifying Party. An Indemnified Party may participate in the defence of any Claims by counsel of its own choosing, at its cost and expense. Neither Party will settle any Claims without the other Party’s prior written approval, which will not be unreasonably withheld. The remedies in this Section are not exclusive and do not limit any other remedies a Party may have under the Agreement, Applicable Law, or otherwise.

(b)This “Mutual Indemnification” section states the Indemnifying Party’s sole liability to, and the Indemnified Party’s exclusive remedy against, the other Party for any type of Claim described in this section.
13.    Confidentiality
13.1    [Reserved.]
13.2    Definition. Each party acknowledges that, in the course of performing its respective obligations under this agreement, such party (“Recipient”) may obtain information relating to the other party (“Discloser”) and of a confidential and proprietary nature, including trade secrets, know-how, formulas, source code, inventions, and other code not commercially released, technical data, diagrams, drawings, samples, plans, schematics, presentation documents, financial and economic information, personnel data, business and technical information, and product, sales, and marketing plans (collectively, “Confidential Information”). Confidential Information includes any and all information disclosed in writing or orally that (i) is designated as confidential or proprietary at the time of disclosure to Recipient, (ii) due to the nature of the information, Recipient would reasonably understand to be confidential information of Discloser, and (iii) the terms of this agreement.
13.3    Exclusions. The obligations in Section 13.4 will not apply to the extent any information: (i) is or becomes generally known to the public through no fault of or breach of this agreement by Recipient; (ii) is rightfully known by Recipient at the time of disclosure without an obligation of confidentiality; (iii) is independently developed by Recipient without use of Discloser’s Confidential Information; or (iv) is rightfully obtained by Recipient from a third party without restriction on use or disclosure

13.4    Use and Disclosure Restrictions. Recipient will not use Discloser’s Confidential Information, except as necessary for Recipient’s performance of this agreement, and Recipient will not disclose such Confidential Information to any third party, except to those of its employees, Affiliates, and subcontractors that need to know such Confidential Information for the performance of this agreement, provided that each such employee, Affiliates, and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Recipient will strictly maintain the confidentiality of all of Discloser’s Confidential Information in its possession or control using the same degree of care as Recipient uses to protect its own confidential information, but in no event less than a reasonable degree of care given the nature and type of Confidential Information in Recipient’s possession. The foregoing obligations will not restrict Recipient from disclosing Confidential Information or the terms and conditions of this agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that Recipient (a) gives reasonable notice to Discloser to enable it to contest such order or requirement, and (b) only discloses the limited portion of Confidential Information necessary to comply with such order or requirement; (ii) on a confidential basis to its legal or professional financial advisors; or (iii) as required under applicable securities regulations. Notwithstanding the above. either Party may disclose the terms of this agreement in confidence, to its advisors, accountants and attorneys, to potential strategic partners, or for due diligence purposes to any actual or prospective acquirer, underwriter, or investor (or their respective advisors, accountants, and attorneys).
13.5    Breach Notification. Recipient shall immediately notify Discloser if it becomes aware of, or reasonable believes there is a threat of any unauthorized disclosure, access, or use of Recipient’s Confidential Information under this Section 12. In such case, Recipient will fully cooperate with Discloser to prevent any further disclosure of its Confidential Information, including, to the extent possible, the filing of legal actions and remedies by Recipient, to the extent that this may be successful.
14.    Disputes
14.1    [Reserved]
14.2    Governing Law; Arbitration. Any legal action, dispute or proceeding arising in connection with this Agreement will be settled exclusively by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one arbitrator appointed in accordance with the ICC Rules (the “Arbitrator”). Notwithstanding anything to the contrary in the ICC Rules, discovery will be permitted to the extent permitted by the United States Federal Rules of Civil Procedure. The arbitration shall be conducted in a location in California as agreed between the parties or, failing agreement, Los Angeles, California, USA in the English Language. The arbitration proceedings shall be conducted on an expedited and confidential basis and shall result in an award within no more than sixty (60) days. The award of the Arbitrator shall be final and binding on the parties. Notwithstanding the foregoing or anything to the contrary in the ICC Rules, in the event of any actual, suspected or threatened (i) infringement, misappropriation or other violation of any of Licensee’s intellectual property rights, or (ii) unauthorized disclosure or use of Confidential Information, in each case, Immutable acknowledges that Licensee will be irreparably damaged and that Licensee’s remedies at law will be inadequate, and that, without limiting any of its other rights or remedies, Licensee will be permitted to immediately seek injunctive, criminal or other equitable relief from any court of competent jurisdiction without posting a bond or other security. The prevailing Party (i.e., the Party whose major positions taken could fairly be said to have prevailed over the other Party’s major positions on material disputed issues) in any action arising from or related to this Agreement will be entitled to an award of all costs, expenses and attorneys’ fees, in addition to any other relief to which it may be entitled. Any order or judgment entered in such action must contain a specific provision providing for such payment, separate from the judgment, for amounts incurred in enforcing such judgment and the previous sentence is intended to survive any judgment and is not to be deemed merged into any judgment. This Section 14.2 will survive any termination of this Agreement.
15.    General
15.1    Waiver.
Neither party will be taken as having waived any rights under this agreement unless the party has done so expressly in writing. The failure of any party to enforce their rights under this agreement at any time for any period shall not be construed as a waiver of such rights.
15.2    Notice.
All notices required or permitted under this agreement will be in writing and delivered by confirmed facsimile or other electronic transmission, including email, (with confirmation of delivery or read-receipt requested), by courier or overnight delivery services, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section:
If to Immutable:                If to Licensee:
Immutable                    GME Entertainment, LLC
Suite 9, Level 2, 56 Bowman Street        625 Westport Parkway, Grapevine, Texas 76051
Pyrmont NSW 2009, Australia
Immutable Contact: [Redacted            Licensee Contact: [Redacted]

With a copy to (which shall not constitute notice): [Redacted] and [Redacted].
A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

15.3    Severability.
If any part of these terms is for any reason found to be unenforceable, that part is to be read down to the extent necessary to preserve its operation and if it cannot be read down it is to be severed, and the remainder of this agreement remains in full force.
15.4    No Assignment.
Neither party shall assign or transfer all or any part of its rights under this agreement without the written consent of the other party to the agreement, except that either party may assign or transfer all or part of its rights under this agreement in connection with corporate transaction or re-organization without such consent.
14.5    Sales Tax.
(a) All Fees referred to in this agreement are exclusive of any applicable goods and services tax (GST) sales tax, value added tax, use tax or analogous tax which shall be added to the amount of any Fees due and shall be paid by the Licensee.  In the event such tax is not paid and is later found to be applicable to any payments due under this agreement, the Licensee agrees to pay such taxation amounts on demand together with any interest, costs or penalties levied on Immutable.
(b) If the Licensee imposes any other fees or charges in addition to the Fees, the Licensee is solely responsible for the imposition and collection of any GST, sales tax, value added tax, use tax or analogous tax which may be payable on those fees.
15.5    Amendment.
This Agreement may be amended or modified only by a written document executed by duly authorized representatives of the Parties.
15.6    Entire Agreement.
These terms constitute the entire agreement between the Licensee and Immutable in relation to its subject matter and supersedes all previous and contemporaneous and understandings between the parties in relation to its subject matter.
15.7    Independent Contractor.
The parties enter into this agreement on an arm’s length basis and nothing in this agreement and no conduct of the parties will be deemed to impose any other relationship, including employer-employee, principal-agent, trustee-beneficiary, fiduciary-beneficiary, joint venture, partner or other relationship.  Other than as set out in this agreement, neither party is responsible for the acts or omissions of the other party or the other party’s personnel.

15.8    No further warranty or representations.
Neither the Licensee or Immutable have given any warranty or made any representation to the other about the subject matter of these terms, other than those warranties and representations appearing in these terms.
15.9    Order of Precedence.
To the extent there is any difference between these terms and any Documentation, advertisement or other communication, the content of these terms take precedence to the extent of such inconsistency.
15.10    Force Majeure.
Neither party shall be liable for any breach, or delay in performance of its obligations under this Agreement (other than payment obligations) if the breach or delay is caused by fire, flood, earthquake, act of God, war, riot, civil disorder, terrorism, pandemic disease or related government orders, telecommunications outages or disruptions, shortages in available capacity or supply, or any other event beyond the reasonable control of the affected party (a “Force Majeure Event”). Notwithstanding the foregoing, if a Force Majeure Event continues for thirty (30) consecutive days, Licensee will have the right to terminate this Agreement immediately with written notice to Immutable. An impacted Party shall not be excused from its obligations under this Agreement until forty-eight (48) hours after it has provided notice to the other Party that the impacted Party intends to declare a Force Majeure Event in order to suspend performance in accordance with this provision. No amounts will be payable by Licensee under this Agreement for services provided and received as a result of a Force Majeure Event.
15.11    Jurisdiction.
These terms must be construed, and its provisions interpreted under and in accordance with the laws of the State of Delaware. The parties submit to the exclusive jurisdiction of the Courts of the Delaware , including any appellate Courts thereof for any claims not subject to arbitration above. The United Nations Convention on Contracts for the International Sale of Goods will not apply.
15.12    Further Assurances. The Parties will take any act and execute and deliver any document necessary to effectuate the terms of this Agreement or the parties’ intent.
15.13 Counterparts; Signature. This Agreement may be executed in counterparts, both of which taken together will constitute one and the same document. This Agreement may be signed by electronic signature. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
16.    Interpretation and Definitions
16.1    Interpretation.
In this agreement, unless the context otherwise requires:

(a) reference to a person includes any other entity recognized by law and vice versa;
(b) words importing the singular number include the plural number and vice versa;
(c) words importing one gender include every gender;
(d) any reference to any of the parties by their defined terms includes the Licensee or Immutable’s executors, administrators, legal personal representatives, successors and permitted assigns;
(e) a provision must be read down to the extent necessary to be valid. If it cannot be read down to that extent, it must be severed;
(f) clause headings are for reference purposes only and do not affect interpretation;
(g) a reference to these terms or any other document includes any variation or replacement of it;
(h) a reference to a statute or other law includes regulations and other instruments under it and any consolidations, amendments, re-enactments and replacements of it;
(i) a reference to a party means a person who is named as a Party to, and is bound to comply with the provisions of, these terms;
(j) a reference to ‘includes’ or ‘including’ means ‘includes, without limitation’ and ‘including, without limitation’ respectively;
(k) where a word or phrase is given a defined meaning in these terms, the other grammatical forms of the word or phrase have a corresponding meaning;
(l) a reference to an act includes an omission and doing an act includes executing a document.
16.2    Definitions.
In these terms, unless the context otherwise requires:
“Account” means the account that the Licensee may be required to create with Immutable in order to gain access to the Immutable X Materials;
“Affiliates” means as to any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity (each a Person), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. The term “control” as used herein (including the terms controlling, controlled by, or under common control with) shall mean possession, directly or indirectly of at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation), or the power to direct or cause the direction of the management or policies of an entity whether through ownership of securities, by contract or otherwise.
“API” means the Application Programming Interfaces made available from time to time by Immutable to Licensees and referred to in clause 1.1;
“Applicable Law” means any statute, law, regulation, , rule, rule of law, order, decree, , issued by any governmental authority having jurisdiction over the matter or matters in question, whether now or hereafter in effect, in United States.
“Auditor” has the meaning set out at clause 5.6;
“Back-End Infrastructure” means software, hardware and networking architecture supporting the APIs and SDKs;
“Brand Assets” means the name “Immutable X” and associated logo used by Immutable X in connection with the Immutable X brand
“Brand Asset License” has the meaning set out in clause 3.1;
“Dispute Notice” has the meaning set out in clause 13.2;
“Documentation” means any material which Immutable makes available to the Licensee in connection with the use of the API;
“End User” means any third parties trading NFTs by interfacing with the Protocol, including via any Platform operated by a Licensee;
“End User Release” has the meaning set out in clause 10.3;
“EULA” means such terms and conditions or End User License Agreement in force between the Licensee in respect of its Platform and users of that Platform as referred to in clause 5.2(f);
“Fees” includes:
(a) The Primary Sales Fees;
(b) The Trading Fees;
(c) The Licensee Fees

“Immutable X” has the meaning set out in clause 1.2;

“Immutable X Materials” means the Protocol, APIs, SDKs, Back-End Infrastructure and Documentation;
“Intellectual Property” means all intellectual property rights of any kind including but not limited to copyright (including rights in computer software), trade mark, service mark, design, patent, trade secret, code, trade, business, domain or company names, moral rights, rights in confidential information, know-how or other proprietary rights (whether or not any of these are registered and including any application for registration) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;
“License” has the meaning set out in clause 2.1;
“Licensee” has the meaning set out in clause 1.2;
“Licensee Data” means any information transmitted to the APIs by the Licensee of the Licensee’s operations which involves NFTs;
“Licensee Brand Asset License” has the meaning set out in clause 4.1;
“Licensee Fees” means those fees applicable to the Primary Sales and Secondary Sales of NFTs in excess of the Primary Fees and Secondary Fees payable to Immutable.
“NFT” means a non–fungible cryptographically secured token;
“Notice Period” has the meaning set out in clause 13.3(a);
“Permitted Purpose” means:
(a) Minting or wrapping of NFTs; and
(b) Operating software involving those NFTs; and
(c) Operating a Platform to enable the trading of NFTs;
“Personnel” means any employee, contractor, subcontractor, supplier, agent, partner, shareholder, ultimate beneficial owner, director or officer of a party;
“Platform” means an interface hosted by or on behalf of the Licensee or other integration between the Licensee’s software and the Protocol which allows for interactions with NFTs, which may involve End Users registering their digital wallets with Immutable X, and/or include sales and trading or minting, including sales trading of NFTs minted via the APIs;
“Primary Sales” means the first time that an NFT collection is sold by a Licensee to an End User using the Protocol, presently available here;
“Primary Sales Fee” means those fees applicable to the Primary Sales of NFTs using the Protocol as published by Immutable from time to time, presently available here;

“Private Keys” mean the cryptographic private key corresponding to public keys in respect of NFTs;
“Protocol” includes the Immutable X Materials, APIs, SDKs and Back-End Infrastructure;
“SDK” means the software development kit(s) made available by Immutable from time to time in connection with the APIs;
“Services” has the meaning set out in Exhibit B;
“Smart Contract” means the system of software code running on the Ethereum Blockchain used as part of the Protocol;
“Term” has the meaning set out in clause 6.1; and
“Trading Fee” means those fees applicable to secondary trading of NFTs using the Protocol as published by Immutable from time to time, presently available here.

EXHIBIT A
Immutable X Fee Structure
Below we set out the fees which are applicable to those using the Immutable X Protocol License Agreement for the Immutable X Protocol.  Fees are payable in the currency (or cryptocurrency) in which the transaction occurs unless otherwise agreed between the parties in writing. The fees listed below are exclusive of GST. Immutable will deliver the initial sales price and secondary sales price, less the applicable Fee, to Licensee in layer one ETH, unless otherwise agreed upon by the parties in writing.
These fees are subject to change from time to time, with Immutable acting reasonably, and you will be informed in writing, which will take effect 30 days after this document is updated, save that Immutable will consult with the Licensee in the 30 days prior to any change to fees taking place.

	Fee	Description
1	Primary Sales Fee	2% of the initial sales price.
2	Secondary Sales Fee	2% of the secondary sales price
The above represents only those fees charged by Immutable X to Licensees to use the Immutable X Protocol.
The first USD250,000 of primary sales, in aggregate, will not be subject to the Primary Sales Fee.

EXHIBIT B SERVICE LEVELS

Capitalized terms used but not defined in this Exhibit B have the meaning given to those terms in the Agreement.
Immutable shall use commercially reasonable efforts to make the Services available at or above the following levels:

Services	Availability per Month
ERC20 deposit, withdrawals, transfers	99.00%
ERC20 swap and orderbook trades	99.00%
NFT mints, deposits, withdrawals, transfers	99.00%
NFT trades	99.00%

Availability shall be determined according to Immutable’s records, and shall include (a) planned downtime, (b) any downtime caused by circumstances beyond Immutable’s reasonable control, and (c) any downtime caused by Licensee.
If Immutable fails to meet any of the above service levels in a given calendar quarter and Licensee notifies Immutable of such failure within thirty (30) days following the end of such calendar quarter, Immutable’s Secondary Fee for the next calendar quarter shall be rebated to the Licensee in the amount of 0.1% of Secondary Sales for that quarter, paid in ETH.

EXHIBIT C ADDITIONAL PARTY OBLIGATIONS

1. Preferred Partnership

•Immutable will make reasonable and good faith efforts to refer game studios to deploy NFT projects on Immutable X via the GameStop NFT marketplace.

•GameStop will make reasonable and good faith efforts to refer game studios to deploy NFT projects on Immutable X via the GameStop NFT marketplace.

2. Integration Design & Product Support

•Immutable will commit a reasonable level of design & scoping support to Gamestop, including access to Immutable CTO, our Product team, and Integration Engineers to help with integration architecture and scoping. Immutable will co-design the entire solution with the GameStop team.

•Immutable will introduce a third-party integrator to help with the integration between GameStop and Immutable X. Any engagement by that integrator will be at Gamestop’s cost.

3. Marketing & Other Commitments

•GameStop will use Immutable X as their first layer-2 NFT integration for trading and minting, other than Loopring;

•GameStop will not integrate any blockchain protocol, other than Ethereum Layer 1 and Loopring into their NFT marketplace without first having integrated Immutable;
•GameStop will commit & dedicate resources to co-pitching to gaming studios as reasonably requested by Immutable during the Term, including the Vice President of Business Development – Blockchain and the Vice President of Corporate Strategy for the first four months after contract execution, which can be extended and expanded upon mutual agreement by both parties..

•GameStop will use reasonable commercial efforts to support marketing efforts for the NFT marketplace, and will feature Immutable X protocol displayed prominently on the Gamestop NFT marketplace using mutually agreed upon methods (e.g. a site strip).

•GameStop will prominently feature on the Gamestop NFT Marketplace the additional grants Digital Worlds is committing to make in connection with Gamestop NFT Marketplace for such time as the grants are being offered using mutually agreed upon methods (e.g. badging on the home page that re-directs to a dedicated landing page)..

•GameStop will dedicate resources to support engineering efforts for the NFT marketplace and will cover the costs of any third party development needed for the launch and upkeep of the project.
•GameStop will announce Immutable partnership/GameStop NFT marketplace in a shareholder company filing (either 10-K or 10-Q) if approved by GameStop investor relations team, legal team, and the Board of Directors.
•GameStop will make reasonable efforts to include Immutable in a quarterly earnings update if approved by the GameStop investor relations team, legal team, and the Board of Directors.

•GameStop will commit to quarterly meetings with applicable GameStop team members to review the program & strategy for future.

•GameStop will provide two dedicated Immutable X press releases:
◦one after contract execution which will be focused on the grant; and
◦the other at the integration launch, which will be focused on the integration.
◦For purposes of clarity, only the first press release focused on the grant announcement will be required to trigger Milestone Two in the Grants Agreement.

•GameStop will use reasonable commercial efforts to refer Immutable X to game studios, and to support pitches where appropriate. GameStop will commit to twice a week meeting and pipeline / lead review for the first 4 months, to co-ordinate co-pitching to those leads, which may be extended if mutually agreed to.

4. Feature/Promotion Placement

•GameStop will have a dedicated landing page linked from the home page using a prominent badging image, which will be a page to promote the grants, and will include a sign-up form.

•GameStop and Immutable X will leverage the Immutable X grants pool to incentivize gaming studios, developers and artists to create pre-sale and/or special in-game items promotion using Immutable X minting through the GameStop NFT Marketplace, with any such promotion being as agreed between the parties.

•GameStop will provide a site stripe mid-page for grant promotion, for the duration between signing and integration of the grant application framework, that will include a promotional banner at the top indicating that Immutable X will be available soon.

•GameStop will provide placement and marketing text on Immutable X minting option and will provide order options dynamically by usage.

Executed by Immutable X Pty Ltd by it’s authorised representative:	Dated:	1/27/2022

/s/ Robbie Ferguson
Signature		Signature

Robbie Ferguson, Co-Founder & President
Name and Capacity		Name and Capacity

Executed by GME Entertainment, LLC by it’s authorised representative:	Dated:	1/27/2022

/s/ Kurt Bierbower
Signature		Signature

Kurt Bierbower, VP Business Development, Blockchain
Name and Capacity		Name and Capacity